EXHIBIT 4(a)

DESCRIPTION OF THE COMPANY’S SECURITIES

General

The following is a summary of information concerning our capital stock. It is subject to, and qualified in its entirety by reference to, our Second Restated Certificate of Incorporation, restated as of December 12, 2003, and our Bylaws, as amended May 23, 2007, each of which are incorporated by reference as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4(a) is a part.

Authorized Shares

We are authorized to issue a total of 40,000,000 shares of capital stock, consisting of (i) 35,000,000 shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), (ii) 3,500,000 shares of Class B Common Stock, par value $.01 per share (the “Class B Common Stock” and, together with the Class A Shares, the “Common Stock”), and (iii) 1,500,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”). The outstanding Common Stock is fully paid and non-assessable. We have no Preferred Stock outstanding.

Dividends

Stockholders are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available for such purpose. However, no dividend may be declared or paid in cash or property on any share of any class of Common Stock unless simultaneously the same dividend is declared or paid on each share of the other class of common stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock receive (payable in shares of Class B Common Stock).

Voting Rights

Holders of shares of Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (i) in the election for directors, (ii) with respect to any “going private” transaction between the Company and the principal stockholder, and (iii) as otherwise provided by law.

In the election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect twenty-five percent of our directors. The holders of the Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. Holders of Common Stock are not entitled to cumulative voting in the election of directors.

The holders of the Common Stock vote as a single class with respect to any proposed “going private” transaction with the principal stockholder or an affiliate of the principal stockholder, with each share of each class of Common Stock entitled to one vote per share.

Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the designations, preferences and limitations of the shares of such class of common stock.

Liquidation Rights

Upon our liquidation, dissolution, or winding-up, the holders of Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock in accordance with the number of shares held in all assets available for distribution after payment in full of creditors.

In any merger, consolidation, or business combination, the consideration to be received per share by the holders of Class A Common Stock and Class B Common Stock must be identical for each class of stock, except that in any such transaction in which shares of common stock are to be distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the Class A Common Stock and the Class B Common Stock.

Conversion Rights

Each share of Class B Common Stock is convertible, at the option of its holder, into one share of Class A Common Stock at any time. One share of Class B Common Stock converts automatically into one share of Class A Common Stock upon its sale or other transfer to a party unaffiliated with the principal stockholder or, in the event of a transfer to an affiliated party, upon the death of the transferor.

Other Rights

Our Common Shares have no sinking fund provisions, or preemptive or subscription rights.

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